                                                                    Exhibit 11.1


BARBEQUES GALORE LIMITED AND SUBSIDIARIES

COMPUTATION OF PER SHARE EARNINGS

                                                         7 months     12 months                  3 months     3 months
                               Year ended  Year ended      ended        ended      Year ended      ended        ended
                                June 30,     June 30,   January 31,  January 31,   January 31,    April 30,   April  30,
                                 1995         1996         1997         1997          1998         1997         1998
                               ---------   ----------   ----------   ----------    ----------     --------    ----------
                                                                     (unaudited)                 (unaudited)  (unaudited)
                                (in A$ thousands, except share and per share data)
BASIC EARNINGS
Net income (loss)                 3,805       3,945        1,557           552        3,531          (700)        (787)
                                 ======      ======       ======        ======       ======        ======       ======
Weighted average number of
 ordinary shares outstanding      4,450       4,450        4,073         4,228        2,473         1,844        4,541
                                 ======      ======       ======        ======       ======        ======       ======
Basic earnings per ordinary
 share                           $ 0.86      $ 0.89       $ 0.38        $ 0.13       $ 1.43        $(0.38)      $(0.17)
                                 ======      ======       ======        ======       ======        ======       ======
DILUTED EARNINGS
Net income (loss)                3,805       3,945         1,557           552        3,351          (700)        (787)
Effect of convertible notes          -           -            56             -          504             -            -
 net of tax
                                 ------      ------       ------        ------       ------        ------       ------
Adjusted net income (loss)       3,805        3,945        1,613           552       4,035          (700)        (787)
                                 ======      ======       ======        ======       ======        ======       ======
Weighted average number of
 ordinary shares outstanding     4,450       4,450         4,073         4,228        2,473         1,844        4,541

Effect of dilutive securities:
Options deemed exercised             -           -            93             -           41             -            -
Convertible notes                    -           -            79             -          919             -            -

Weighted average number of
 ordinary and ordinary
 equivalent shares
 outstanding as adjusted         4,450       4,450         4,245         4,228        3,433         1,844        4,541
                                 ======      ======       ======        ======       ======        ======       ======


Diluted earnings per ordinary
 share and ordinary
 equivalent share                $ 0.86      $ 0.89       $ 0.38        $ 0.13       $ 1.18        $(0.38)      $(0.17)
                                 ======      ======       ======        ======       ======        ======       ======

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